BASIC ORDER AGREEMENT



                                     between



                          DIGITAL EQUIPMENT CORPORATION




                                       and




                                AMCOM CORPORATION



                                       for




                     SPARES, REPAIRS, EXPENDABLES, EXCHANGES

I.       BASIC ORDER AGREEMENT


         A. This Basic Order Agreement 22398 and all attachments (called "the Agreement") is made by Digital Equipment Corporation ("Buyer") and Amcom Corporation ("Seller"). Buyer's worldwide subsidiaries may place Purchase Orders under this Agreement per Section - III A. The Terms and Conditions herein exclusively govern the purchase and sale of the Spare Parts, and/or Repair Parts, and/or Expendable Parts, and/or Exchange Parts more fully described in Attachment - A, and in applicable specifications, attached hereto and incorporated herein by reference; ("Spares, and/or Repairs, and/or Expendables, and/or Exchanges").

         B. This Agreement does not specify a quantity of Spares, and/or Repairs, and/or Expendables, and/or Exchanges to be procured by Buyer, NOR DOES THIS AGREEMENT OBLIGATE BUYER TO PURCHASE ANY Spares, and/or Repairs, and/or Expendables, and/or Exchanges. All such quantities will be specified on Buyer's Purchase Orders as defined in Section - III A, Purchase Orders, issued under the provisions of this Agreement and incorporated herein by reference.

         C. If any term of this Agreement conflicts with any term of an issued Purchase Order, this Agreement shall take precedence.

II.      PURCHASE ORDERS

         A. For the purposes of this Agreement, Purchase Order shall mean Buyer's written Purchase Order form and Purchase Orders transmitted electronically via Electronic Data Interchange (EDI), and any documents incorporated therein by reference. Written Purchase Order shall mean Buyer's standard Purchase Order form. Electronic Purchase Order shall mean only those Purchase Orders transmitted electronically. Acceptance by Seller is limited to the provisions of the Agreement and the Purchase Order. No additional or different provisions proposed by Seller shall apply. In addition, the parties agree that this Agreement and issued Purchase Orders constitute a Contract for the Sale of Goods and satisfy all statutory and legal formalities of a contract. Each Purchase Order will specify items such as: item description, quantity, delivery schedule, destination, and total price of the Purchase Order. Each Purchase Order issued under this Agreement shall be made part of, and be incorporated into this Agreement, and shall reference this Agreement number on the face of each Purchase Order issued pursuant to this Agreement.

         B. Buyer will order Spares, and/or Repairs, and/or Expendables, and/or Exchanges by issuing telex, or facsimile, or telephonic orders, or Purchase Orders. For Purchase Orders with a total value in excess of five thousand dollars ($5,000), unless otherwise requested by Seller, Buyer will issue either written or facsimile confirming Purchase Order within ten (10) days after issuing such telex, or facsimile, or telephonic orders. Seller shall have five
              (5) days after receipt to reject the Purchase Order. By not rejecting the Purchase Order within five (5) days, Seller will have accepted the Purchase Order.

         C. Buyer may, at it's option, order parts on a priority-one ("P-1") basis by issuing facsimile, or electronic mail, or telephone orders for P1 orders only, or by issuing a Purchase Order form (collectively referred to as "P-1 Purchase Orders"). If authorization is other than the Purchase Order form, Buyer will use reasonable efforts to issue either written or facsimile confirming Purchase Order(s) within ten (10) days after issuing such telex, or facsimile, or telephonic orders. Seller shall confirm and acknowledge such authorizations within two (2) days, or within four (4) hours of receipt of P-1 Purchase Orders placed via facsimile, or electronic mail, or telephonic means. Seller shall be obligated to comply with all P-1 Purchase Orders issued in accordance with this Agreement. Accordingly, any failure of Seller to acknowledge any such P-1 Purchase Orders shall not be deemed a rejection of such order.

         D. If Buyer's Purchase Order specifies export after passage of title, Seller shall furnish Buyer with all necessary Export/Import documentation. If Buyer's Purchase Order specifies export before passage of title, Seller shall prepare all export/import documentation and furnish a copy to Buyer. Export/Import documentation shall be in accordance with the INCOTERMS then in force.

         E. If Seller has more than one (1) geographic location which could supply Spares, and/or Repairs, and/or Expendables, and/or Exchanges Seller shall make such Spares, and/or Repairs, and/or Expendables, and/or Exchanges available to Buyer from Seller's closest location to Buyer's ship to location. Any of Buyer's locations outside the United States may place orders with Seller's specified United States and/or foreign facilities for such Spares, and/or Repairs, and/or Expendables, and/or Exchanges.

         F.   Electronic Purchase Orders

              1. Buyer may order Spares, and/or Repairs, and/or Expendables, and/or Exchanges by issuing Electronic Purchase Orders, which include, without limitation, EDI Purchase Orders. Each Electronic Purchase Order will specify items such as: item description, quantity, delivery schedule, destination, and total price of the Electronic Purchase Order. Each Electronic Purchase Order issued under this Agreement shall be made part of, and be incorporated into, this Agreement.

              2. Seller shall electronically "Verify" receipt of the Electronic Purchase Orders within one (1) day of the Electronic Purchase Order transmission by Buyer. As used herein, "Verify" shall mean Seller's notification to Buyer that all necessary Electronic Purchase Order information has been received in a readable and understandable format, or that discrepancies, as noted, require clarification.

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

              3. Seller shall have five (5) days after receipt to reject the Electronic Purchase Order. By not rejecting the Electronic Purchase Order within five (5) days, Seller will have accepted the Purchase Order. Acceptance by Seller is limited to the provisions of this Agreement and the Purchase Order. No additional or different provisions proposed by Seller shall apply.

              4. Electronic Purchase Order transmissions shall contain information in a specified format, in accordance with prevailing applicable Buyer policies, or as otherwise mutually agreed in writing. Such policies will state specific generally available non-proprietary content and transmission standards.

              5. The parties acknowledge that hard (written) copies of Electronic Purchase Orders will not be issued. The parties agree not to contest the validity or enforceability of Electronic Purchase Orders under the provisions of applicable law requiring that contracts be in writing and signed by the party to be bound. In addition, the parties further agree that this Agreement and transmitted Electronic Purchase Orders constitute a Contract for the Sale of Goods and satisfy all statutory and legal formalities of contract, including, without limitation, the Statute of Frauds.

              6. The parties acknowledge that the Electronic Purchase Orders covered by this Agreement may be offered in evidence at any trial or other evidentiary proceeding. The parties agree that Electronic Purchase Orders, when produced in hard copy, shall constitute business records, and shall be admissible to the same extent as other generally recognized business records.

III.     PURCHASE PERIOD

         A. The period during which Buyer may issue Purchase Orders for Spares, and/or Repairs, and/or Expendables, and/or Exchanges under this Agreement (Purchase Period) shall last from 3/4/96 and expire on 6/28/97.

         B. The Purchase Period may be extended by Buyer for one (1) additional year upon no less than sixty (60) days written notice to the Seller prior to the end of the current Purchase Period.

IV       PRICING

         A. Buyer may purchase all Spares, and/or Repairs, and/or Expendables, and/or Exchanges listed in Sellers then current catalog. Such Spares, and/or Repairs, and/or Expendables and/or Exchanges shall be sold to Buyer at Sellers Cost (market price or less) plus fifteen percent (15%).

         B. Price changes only apply to Purchase Orders issued on or after the agreed upon effective date of change.

         C. Prices include all charges such as packaging, packing, handling, customs duties imposed before passage of title, and all taxes except sales, use, and other such taxes imposed upon the sale or transfer of Spares, and/or Repairs, and/or Expendables, and/or Exchanges for which Buyer is solely responsible under applicable law and for which Buyer is properly invoiced by Seller.

         D. Seller represents that prices established herein, to be paid by Buyer, shall not exceed the prices charged to any other customer of Seller for materials which are the same or substantially similar to the Spares, and/or Repairs, and/or Expendables, and/or Exchanges taking into account the quantities and the Terms and Conditions of this Agreement, and Seller will forthwith refund any excess amounts paid by Buyer.

V        DELIVERY/LEAD-TIME/FLEXIBILITY

         A. Buyer's Purchase Orders shall state Seller's committed delivery dates for Spares, and/or Repairs, and/or Expendables, and/or Exchanges. TIME AND RATE OF DELIVERY ARE OF THE ESSENCE OF ALL PURCHASES MADE UNDER THIS AGREEMENT. The minimum agreed period between Buyer's issuance of a Purchase Order and the scheduled delivery date ("Lead-time") shall be as stated in Attachment - A.

         B. All deliveries shall be designated by Buyer as Collect, FOB Origin, (INCOTERMS, 1980). Delivery date shall mean the date the Spares, and/or Repairs, and/or Expendables, and/or Exchanges are shipped Collect, FOB Origin, (INCOTERMS, 1980).

         C. If Seller delivers Spares, and/or Repairs, and/or Expendables, and/or Exchanges more than three (3) days in advance of the scheduled delivery date, Buyer may either return such Spares, and/or Repairs, and/or Expendables, and/or Exchanges at Seller's expense for subsequent delivery on the original delivery date or retain such Spares, and/or Repairs, and/or Expendables, and/or Exchanges and postpone payment until it would have been due if Seller had delivered Spares, and/or Repairs, and/or Expendables, and/or Exchanges as scheduled. Without limiting any of Buyer's rights and remedies in equity or at law, if Seller is late in meeting the scheduled delivery date, Buyer may require that Seller ship the Spares, and/or Repairs, and/or Expendables, and/or Exchanges via premium means at Seller's expense, or may cancel the order for such Spares, and/or Repairs, and/or Expendables, and/or Exchanges without liability to Buyer.

         D. Seller shall deliver the exact quantity of Spares, and/or Repairs, and/or Expendables, and/or Exchanges scheduled. If Seller delivers less than the scheduled requirement, Seller shall correct the shortage within a two (2) day period. If Seller fails to correct such shortage within this period, without limiting any of Buyer's rights and remedies in equity or at law, Buyer may cancel and/or return all or part of the order without cost or liability. If Seller delivers more than the quantity ordered, Buyer may return any excess Spares, and/or Repairs, and/or Expendables, and/or Exchanges at Seller's expense.

         E. Buyer may without cost or liability: reschedule delivery of any Spares, and/or Repairs, and/or Expendables, and/or Exchanges, and/or cancel Purchase Orders, or parts of them, by giving notice as specified below, Reschedule and Cancellation Notice Period:

                   Reschedule Notice         -        7 days prior to ship date
                   Cancellation Notice       -        5 days prior to ship date
                   (all or partial)

              Buyer may reschedule or cancel orally provided written notification issued to Seller within five (5) days.

         F. Buyer may require that shipments of Spares, and/or Repairs, and/or Expendables, and/or Exchanges under this Agreement be shipped by Seller to various destinations. The Purchase Order will clearly specify the "SHIP TO" location for each order placed with Seller.

         G.   Spares Emergency Lead-time

              1. Seller shall accept and process Purchase Order(s) for P-1 requirements twenty four (24) hours a day, three hundred sixty-five (365) calendar days a year. All P-1 Purchase Orders will be delivered to Buyer's designated carrier or freight agent within twenty-four (24) hours of authorization.

              2. Invoices for P-1 Purchase Order(s) must be accompanied by a copy of the waybill(s) for the shipment(s).

              3. If Buyer places a P-1 Purchase Order because Seller has failed to meet any requirement of this Agreement or Buyer's Purchase Order(s) as they relate to the required delivery date or quantity of conforming Spares, and/or Repairs, and/or Expendables, and/or Exchanges to be delivered, Seller shall pay transportation charges for such order.

              4. If requested item(s) is/are available, Seller shall have requested Spares, and/or Repairs, and/or Expendables, and/or Exchanges available for shipment/pickup within one (1) hour of request, between the hours of:

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

                  Standard Hours   - 8:30 a.m. thru S:30 p.m. Eastern
                                   - Monday thru Friday
                  Standby Hours    - 5:31 p.m. thru 8:29 a.m. Eastern
                                     Monday thru Friday
                                   - 24 hour weekend pager coverage
                                   - 24 hour holiday pager coverage
                  Emergency Order  - call back within 1 hour of page

              5. As required, Seller shall make Spares, and/or Repairs, and/or Expendables, and/or Exchanges available through the following:

                  Drop Shipment - Seller shall drop ship Spares, and/or Repairs and/or Expendables, and/or Exchanges to Buyers customer site(s) and/or service delivery location(s). Buyer may at times designate the carrier that best meets delivery requirements, i.e.; the Seller shall have available, and as necessary will utilize courier services for local delivery, and/or pickup by Buyer.

                  Advance Exchange - Seller shall offer Advanced Exchange
                      capability for certain items as deemed Advance Exchange by Buyer. Advance Exchange is defined as; Seller assigning a Core Credit for defective Spares, and/or Repairs, and/or Expendables prior to Seller's receipt of defective units from Buyer. "Core Credit" is defined as the Sellers value of the defective unit(s). "Advance Exchange Price" is calculated as "Buyer Price" less "Core Credit".

                      Seller agrees to provide a weekly Outstanding Core Report, of cores not returned within fourteen (14) days of the Advance Exchange Purchase Order Date, to the Buyer. Buyer shall return the core(s) within thirty (30) calendar days of the respective Advance Exchange Purchase Order Date. If Buyer fails to return the core(s) within the thirty (30) calendar days, then Seller shall invoice Buyer for one hundred percent (100%) of the respective core(s) previously credited. Seller must notify Buyer of core(s) received after thirty (30) calendar days, enabling Buyer to Debit the respective Advance Exchange Purchase Order by twenty five percent (25%) of the original Core Credit. Failure by Seller to notify Buyer of non-returned defective within sixty (60) days will result in core charge forfeiture. Seller shall ship to Buyer, the most current revision level/part number available to Seller. If Buyer returns a core which is not the most current revision level/part number as part of this "Advance Exchange" process, then Seller shall determine the appropriate core value credit per Sellers Material Review Board process. Seller agrees to maintain an "Advance Exchange" file



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

                      concurrent with the first material receipt/shipment and continues through all subsequent activity.

         H. Buyer will measure Seller's performance against commitments, for the purpose of establishing Seller's rate of on-time delivery and lead-time improvement against Buyer's requirements.

         I. A copy of Seller's packing list shall accompany all Spares, and/or Repairs, and/or Expendables, and/or Exchanges shipments and shall indicate Buyer's Purchase Order Number, Part Number, and Serial Number.

VI       QUALITY, INSPECTION, AND ACCEPTANCE

         A. Prior to delivery, Seller shall insure that all Spares, and/or Repairs, and/or Expendables, and/or Exchanges are in accordance with the provisions of this Agreement, including but not limited to: Attachment - C Packaging, Requirements, Attachment - D Quality Requirements, Attachment - E Product Specification, and all other quality requirements specified in the Purchase Specifications for Spares, and/or Repairs, and/or Expendables, and/or Exchanges purchased under this Agreement, are incorporated herein by reference.

         B. Seller authorizes and agrees to assist Buyer in performing source inspection and quality assurance reviews at Seller's manufacturing facilities, but this shall in no way relieve Seller of its obligation to deliver conforming Spares, and/or Repairs, and/or Expendables, Exchanges nor waive Buyer's right of inspection; nor does said right of inspection waive any rights under the warranty provisions.

         C. During the inspection period of sixty (60) days after Buyer's receipt of the shipment of Spares, and/or Repairs, and/or Expendables, and/or Exchanges Buyer will return Spares, and/or Repairs, and/or Expendables, and/or Exchanges which fails to pass inspection per Acceptance Quality Level (AQL) criteria defined in Attachment - D, for at Buyer's option, credit:, refund of purchase price, or repair/replacement within five (5) days of Buyer's notice to Seller of nonconformance. Seller shall designate carrier and pickup of rejected Spares, and/or Repairs, and/or Expendables, and/or Exchanges and the pickup shall occur within five (5) days of notice, or Buyer may select a carrier and return rejected Spares, and/or Repairs, and/or Expendables, and/or Exchanges Cash On Delivery (COD), and risk of loss will pass to Seller for rejected Spares, and/or Repairs, and/or Expendables, and/or Exchanges FOB Buyer's dock.

VII      PAYMENT AND SET-OFF

         A. Buyer shall issue payment net thirty (30) calendar days after the later of the scheduled delivery date and receipt of a correct packing list, correct invoice, and conforming Spares, and/or Repairs, and/or Expendables, and/or Exchanges.

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

         B. Amounts owed to Buyer due to rejections of Spares, and/or Repairs, and/or Expendables, and/or Exchanges or discrepancies on paid invoices will be, at Buyer's option, fully credited against future invoices payable by Buyer, or paid by Seller within thirty (30) calendar days from Seller's receipt of a debit memo or other written request for payment from Buyer.

         C. Buyer shall have the right at any time to set-off any amount owed from Seller to Buyer or its subsidiaries or affiliates against any amount payable by Buyer pursuant to this Agreement and/or any P.O. issued hereunder, provided such set-off does not contravene applicable exchange control laws or any other applicable statute.

         D. Seller and Buyer agree that Buyer may at its sole discretion utilize for its own purpose or assign to third-parties all content credits for the value, in whole or in part, of purchases made pursuant to this Agreement. Such utilization or assignment of offset credits may be in furtherance of fulfilling international offset obligations to any government. Seller agrees to make available the maximum offset credits by the laws of the government in question and for which Buyer is entitled, including those assignable to either party.

VIII     WARRANTY

         A. Seller warrants Spares, and/or Expendables, and/or Exchanges for twelve (12) months from date of acceptance of Spares, and/or Expendables, and/or exchanges by Buyer or Buyer's customer. Seller warrants Repairs for twelve (12) months from the later of the date of acceptance or balance of original warranty. Seller warrants that Spares, and/or Repairs, and/or Expendables, and/or Exchanges shall be free from defects in material, workmanship, design, and shall conform to applicable specifications, drawings, samples, and descriptions referred to in this Agreement, and shall be suitable for the purpose for which intended. Seller warrants it has the right to convey the Spares, and/or Repairs, and/or Expendables, and/or Exchanges, and that the Spares, and/or Repairs, and/or Expendables, and/or Exchanges are free of all liens and encumbrances, and do not infringe on any intellectual property interest. These warranties shall survive any inspection, delivery, payment, and termination of this Agreement, and shall run to Buyer, its customers, successors, and assigns. Seller agrees to date code with the expiration date of warranty, on all Spares, and/or Repairs, and/or Expendables, and/or Exchanges. Buyer has the right to enforce these warranties on behalf of any of its customers.

         B. Seller shall correct defects in Spares, and/or Repairs, and/or Expendables, and/or Exchange at its facility. At Buyer's option, Seller shall repair or replace all defective Spares, and/or Repairs, and/or Expendables, and/or Exchanges within ten (10) days of receipt of such Spares, and/or Repairs, and/or Expendables, and/or Exchanges. Seller shall bear all warranty costs such as labor, material, inspection, and shipping to and from Buyer's facility or Buyer's customer's facility, whichever is the location


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

              of the Spares, and/or Repairs, and/or Expendables, and/or Exchanges. If Buyer or Buyer's customer incurs any such costs, Buyer may either recover them directly from Seller or deduct them from any amounts due Seller. Seller agrees to date code with expiration date of warranty on all Spares, and/or Repairs, and/or Expendables, and/or Exchanges.

IX       CONFIDENTIAL INFORMATION AND ADVERTISING

         A. Seller shall maintain as confidential and shall not disclose to any person outside its employ, nor use for purposes other than performance of this Agreement, any specifications, drawings, blueprints, data, business information, or other confidential information which Seller learns by virtue of this Agreement, except as required by law, and after written notice to Buyer. Upon termination of this Agreement, Seller shall promptly return to Buyer all confidential material and all copies.

         B. Without Buyer's prior written consent, Seller shall not in any manner disclose, advertise, or publish the existence or terms of transactions under this Agreement.

         C. Buyer may reproduce and use Seller's manuals, schematics, and merchandising literature provided by Seller under this Agreement.

X        INTELLECTUAL PROPERTY INDEMNITY

         Seller shall defend, at its expense, any claim against Buyer alleging that Spares, and/or Repairs, and/or Expendables, and/or Exchanges or any part thereof infringes any patent, copyright, trademark, trade secret, mask work, or other intellectual property interest in any country and shall pay all costs and damages awarded, if Seller is notified promptly in writing of such a claim. If an injunction against Buyer's or Buyer's customer's use, sale, lease, license, or other distribution of the Spares, and/or Repairs, and/or Expendables, and/or Exchanges or any part there of results from such a claim (or if Buyer reasonably believes such an injunction is likely), Seller shall, at its expense, (and in addition to the Seller's other obligations, hereunder) and as Buyer requests: obtain for Buyer and/or Buyer's customers the right to continue using, selling, leasing, licensing, or otherwise distributing the Spares, and/or Repairs, and/or Expendables, and/or Exchanges; or replace or modify it so it becomes noninfringing but functionally equivalent. The provisions of this Section shall not apply to any claim for infringement resulting solely from Seller's compliance with Buyer's detailed written design specifications, where provided.



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

XI       NO IMPLIED LICENSE

         The parties understand that, except as may be otherwise expressly stated herein, neither the terms and conditions of this Agreement, nor the acts of either party arising out of this Agreement or related to Buyer's purchase, use, sale, or other distribution of Material, Spares, Repairs, or Expendables may be considered in any way as a grant of any license whatsoever under any of Buyer's present or future patents, copyrights, trademarks, trade secrets, or other proprietary rights, nor is any such license granted by implication, estoppel, or otherwise.

XII      CHANGES

         A. Buyer must be advised in writing of ANY and ALL product or process changes prior to implementation. Seller shall make no changes during the Purchase Period for Spares, and/or Repairs, and/or Expendables, and/or Exchanges which affect design, form, fit, or function, appearance, reliability, or packing and packaging specified by this Agreement without Buyer's prior written approval. Buyer will review Seller's written request for such changes within forty (40) days of Buyer's receipt of such request and whatever documentation Buyer reasonably requires to evaluate such request, which shall include all maintenance related information and samples which incorporate the proposed change(s). Buyer agrees to use reasonable efforts to issue to Seller, Buyers final acceptance or rejection of Seller's proposed change within an additional forty (40) day period.

         B. As a part of Seller's internal engineering process, prior to release of any change, Seller shall demonstrate, to Buyer's satisfaction, that the change has not affected the operation and functional performance of the Spares, and/or Repairs, and/or Expendables, and/or Exchanges stated in Attachment - A hereto.

         C. For all changes approved by Buyer, Seller shall furnish to Buyer all necessary documentation to enable installation and implementation of the changes and make available for purchase by Buyer hereunder, parts in kit form and at reasonable prices for nonmandatory changes.

         D.   If Seller fails to comply with Section XII, this Section, Clauses
              - A through C, then Seller shall bear all of Buyer's costs to correct all changes affecting Spares, and/or Repairs, and/or Expendables, and/or Exchanges.

         E. Change Notices: Any notice given under this Section shall be initially transmitted by means agreed to between the parties, to addressees specified in Section XIX, this Agreement, herein.

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

XIII     TERM OF AVAILABILITY

         A. In consideration for Buyer's purchase of any Spares, and/or Repairs, and/or Expendables, and/or Exchanges hereunder, Seller grants to Buyer the option to purchase Spares, and/or Repairs, and/or Expendables, and/or Exchanges at the last revision level purchased under this Agreement, for the period of ten (10) years after the expiration date of this Agreement or any extension thereof, or for as long as said Spares, and/or Repairs, and/or Expendables, and/or Exchanges are made available to any of Seller's other customers, whichever is the later.

         B. Thereafter, Seller may discontinue availability of Spares, and/or Repairs, and/or and Expendables and/or Exchanges by giving Buyer twelve (l2) months prior written notice, provided that, at Buyer's option, Seller shall sell Buyer sufficient quantities of Spares, and/or Repairs, and/or Expendables and/or Exchanges as Buyer deems necessary.

XIV      U.S. CUSTOMS, MARKING, AND DUTY DRAWBACK

         A.   Country of Origin

              1. "Country of Origin" Marking: The Seller shall mark, in English, all Spares, and/or Repairs, and/or Expendables, and/or Exchanges with the Country of Origin (manufacture), in compliance with Section 304 of the United States Tariff Act. Both the Spares, and/or Repairs, and/or Expendables, and/or Exchanges and its container must be conspicuously marked with the Country of Origin. If the Spares, and/or Repairs, and/or Expendables, and/or Exchanges itself cannot be marked legibly due to size, then its immediate container must be marked.

              2. For each delivery against purchases made under this Agreement, Seller shall furnish Buyer with a signed certificate stating Country of Origin (manufacture) by quantity and part number (Buyer's and Seller's).

         B.   Duty Drawback

              1. For each purchase under this Agreement, and for each item of Spares, and/or Repairs, and/or Expendables, and/or Exchanges delivered hereunder for each U.S. Customs import duties have been paid upon importation, or for items that contain parts for which import duties have been paid, Seller shall furnish Buyer with a signed "Manufacturing Drawback Entry and/or Certificate" (U.S. Customs Form #CF331 or its successor). Seller warrants that information contained in such Form #CF331 shall be accurate and shall comply with the United States Duty Drawback and Customs laws and regulations. Seller shall indemnify and hold Buyer harmless from and against any claims, costs, or damages resulting from or arising out of Buyers reliance on such information and/or Form #CF331.

              2. Seller shall provide such required Form(s) #CF331, and/or information at the end of each fiscal quarter, unless otherwise agreed in writing by both parties.

              3. Buyer reserves its first right to claim Duty Drawback on all purchases made under this Agreement.

XV       FORCE MAJEURE

         Neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such party cannot perform due to fire, flood, or other natural disaster, war, embargo, riot, or the intervention of any government authority, provided that the party so delayed immediately notifies the other party of such delay. If Seller's performance is delayed for these reasons for a cumulative period of twenty (20) days or more, Buyer may terminate this Agreement and/or any Purchase Order hereunder by giving Seller written notice, which termination shall become effective upon receipt of such notice. If Buyer terminates, its sole liability under this Agreement or any Purchase Orders issued hereunder will be to pay any balance due for conforming Spares, and/or Repairs, and/or Expendables, and/or Exchanges: (1) delivered by Seller before receipt of Buyer's termination notice; and (2) ordered by Buyer for delivery and actually delivered within fifteen (15) days after receipt of Buyer's termination notice.

XVI      COMPLIANCE WITH LAWS

         A. All Spares, and/or Repairs, and/or Expendables, and/or Exchanges supplied and work performed under this Agreement shall comply with all applicable United States and foreign laws and regulations including, but not limited to, emission and safety standards, the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Fair Labor Standards Act of 1938 (29 U.S.C. Sections 201-219), the Toxic Substance Control Act of 1976 (15 U.S C.
              Section 2601), all laws restraining the use of convict labor, and Worker's Compensation Laws. Upon request, Seller agrees to certify compliance with any applicable law or regulations. Seller's failure to comply with any of the requirements of this Section may result in a material breach of this Agreement.

         B. The following provisions and clauses of the Federal Acquisition Regulation (FAR), 48 CFR Chapter 1, are hereby incorporated by reference, with the same force and effect as if they were given in full text and are hereby made binding upon the subcontractor or vendor. Where the clauses or provisions say "Contractor", substitute "subcontractor or vendor".

              1)  Nonexempt Subcontracts and Purchase Orders over $2,500:
                  52.222-36 Affirmative Action for Handicapped Workers (APR.
                  1984)

              2) Nonexempt Subcontracts and Purchase Orders over $10,000 or subcontracts and purchase orders the aggregate value of which in any twelve month period exceeds or can be expected to exceed $10,000: 52.222-26 Equal Opportunity (APR. 1984)

              3)  Nonexempt Subcontracts and Purchase Orders over $10,000:
                  52.222-21 Certification of Nonsegregated Facilities (APR.
                  1984) 52.222-35 Affirmative Action for Special Disabled and Vietnam Era Veterans (AP.R 1984)

              4) Subcontracts and Purchase Orders cover the small purchase limitation, $25,000: 52.219-13 Utili-zation of Women-Owned Small Business (AUG. 1986)

              5) Subcontracts over $500,000, except for small business concerns: 52.219-8 Utilization of Small Business Concerns and Small Disadvantaged Business Concerns (FEB. 1990)

                  A copy of the Filing Standard Form 100 (EEO-1) and Development of Affirmative Action Compliance Program is attached as Attachment - J, this Agreement, and incorporated herein by reference.

         C. The provisions of the Clean Air Act (42 U.S.C. Sections 7401 et seq.) and the Clean Water Act (33 U.S.C Sections 1251 et seq.) is attached as Attachment - I, this Agreement, and incorporated herein by reference.

         D. The provisions of any applicable State "Right-to-Know" laws and regulations are made a part of this Agreement. A copy of the applicable Material Safety Data Sheets as required under such laws and regulations shall be provided by Seller upon delivery of Spares, and/or Repairs, and/or Expendables, and/or Exchanges and updated as necessary.

         E. This Agreement is subject to all applicable United States laws and regulations relating to exports and to all administrative acts of the U.S. Government pursuant to such laws and regulations.

XVII     TERMINATION FOR CAUSE

         A. The occurrence of any of the following constitutes a breach and is cause for Buyer's termination of this Agreement and/or its Purchase Orders.

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

              1. Seller fails to deliver Spares, and/or Repairs, and/or Expendables and/or Exchanges on time.

              2. Spares, and/or Repairs, and/or Expendables, and/or Exchanges do not conform to the applicable descriptions or specification.

              3. Seller fails to perform any material provision of this Agreement.

              4. Seller assigns this Agreement, or any obligation or right hereunder. (The word "assign" to include, without limitation, a transfer of major interest in Seller.)

              5. Seller merges with a third-party (not a parent or subsidiary company), without the prior written consent of Buyer.

              6. Seller becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of Seller's assets.

         B. Seller must cure any of the above breaches except late delivery pursuant to Section - XVII, this Section, Clause A, Paragraph 1, for which there shall be no cure period, and notify Buyer of such cure within ten (10) days from receipt of a notice to cure from Buyer. If Seller fails to so cure, Buyer may terminate this Agreement and/or any Purchase Orders under it by giving Seller written notice. Buyer shall have no liability except for payment of any balance due for conforming Spares, and/or Repairs, and/or Expendables, and/or Exchanges delivered before the date of Buyer's notice to cure.

XVIII      TERMINATION FOR CONVENIENCE

         Buyer may terminate this Agreement for convenience thirty (30) days after giving Seller written notice. Buyer's sole liability to Seller for such termination shall be to pay Seller any unpaid balance due for conforming material:

              1. Delivered against Buyer's Purchase Order(s) before receipt of Buyer's termination notice; or

              2. Ordered by Buyer and scheduled for delivery within the cancellation notice period specified in Section - XII, this Agreement, hereto.

XIX      NOTICES

         Any notice given under this Agreement shall be written or sent by telex or facsimile. Written notice shall be sent by registered mail or certified mail, postage prepaid, return receipt requested, or by any other overnight delivery service which delivers to the noticed destination, and provides proof of delivery to the sender. Any telex or facsimile notice must be followed within three (3) days by written notice. All notices shall be effective when first received at the following addresses:

                  If to Seller:                            If to Buyer:
                  Amcom Corporation               Digital Equipment Corporation
                  Attn: Steve Ryan                Attn: Duane J. Steil
                  6205 Bury Drive,                165 Dascomb Road,
                  Eden Prairie, MN 55346          Andover, MA 01810-5897

XX       DOCUMENTATION, TRAINING & TECH SUPPORT

         Seller hereby grants Buyer the right to reproduce, in whole or in part, all documentation and training material provided to Buyer in order for Buyer's organization to effectively service Sellers products.

XXI      BUYER OWNED MATERIAL

         A. Buyer shall furnish gratuitously to Seller the tooling, test equipment, products and/or documentation ("Buyer-Owned Material") listed in Section XXI, this Section, Clause - B, subject to the following:

              1. Title and ownership of all Buyer-Owned Material shall at all times rest solely in Buyer, and Seller shall do nothing inconsistent with Buyer's title thereto.

              2. Seller shall, while such Buyer-Owned Material is in its possession and control (including transit to and from Seller's facility), be responsible for its safekeeping and for any loss and/or destruction. Seller agrees to insure the Buyer-owned Material at its expense in an amount equal to its replacement value with Buyer as the named payee.

              3. Seller shall use Buyer-Owned Material solely and exclusively for the performance of its obligations under this Agreement.

              4. At its own expense, Seller shall be responsible to maintain Buyer-Owned Material in good working order and condition. This maintenance shall include but not be limited to calibrating test equipment and having service and preventive maintenance performed as appropriate.

              5. Seller shall promptly return to Buyer all Buyer-Owned Material in good working order, reasonable and normal wear and tear expected, upon expiration or earlier termination of this Agreement.

              6. Seller also grants Buyer's authorized repre-sentative(s) permission to enter Seller's facility at any time during normal business hours for the purpose of repossessing all or part of the Buyer-Owned Material, if Buyer, in its sole discretion, deems this to be a more desirable way of providing for the return of the Buyer-Owned Material.

         B. If any Spares, and/or Repairs, and/or Expendables, and/or Exchanges owned by the Buyer ("Buyer Owned Material") is returned to Seller, it will be identified in Buyer's accompanying Shipping and Billing Authorization form ("SBA"). Buyer will retain title to all such items. While Buyer Owned Material is in Seller's care, custody, and control, Seller shall insure it at Seller's own expense in the amount of the Buyer Owned Material's full replacement value against all risks of physical loss excluding nuclear risks or acts of war. Seller shall keep such material separate and identified as Buyer-Owned Material and shall use such material solely under the terms of this Agreement. Upon request from Buyer, Seller shall promptly return all Buyer Owned Material.

XXII     SURVIVAL

         The provisions of this Agreement dealing with Delivery, Payment and Set-off, Warranty, Confidential Information and Advertising, Intellectual Property Indemnity, Changes, Term of Availability, U.S. Customs, Marking, and Duty Drawback Requirements, Compliance with Laws, General, and Attachment(s) - A through J shall survive termination or expiration of this Agreement.

XXIII      BUSINESS REVIEWS

         A. Buyer and Seller shall, each at their own expense, meet periodically to review performance and business transacted, and to identify and resolve those issues which have arisen since the last business review meeting. Buyer and Seller agenda items shall address compliance to the following goals:

              1. Order Processing Turn Around Time - Place all orders the same day
              2.  Order Processing Accuracy - A1l orders 100% accurate
              3.  Defective Returns Processing - Same day as received
              4.  Delivery - All orders shipped the same day
              5.  Backorders - (0) zero
              6.  Metric Reporting - Incoming and Outgoing orders, pieces, lines
              7.  Pricing Review
              8.  Quarterly Reports - See Section XXVI

         B. Buyer and Seller shall furnish agenda items not later than two (2) weeks prior to scheduled business review meetings. Minutes shall document action items, open items, and committed dates which may result from such business review meetings, and shall be sent by the drafting party to the other party within ten (10) days after each meeting.

         C. Seller shall provide records upon request of Buyer to demonstrate compliance to the required quality specifications and effective operation of the quality system as described in Attachment - D.

         D. The Buyer, per the Terms and Conditions of this Agreement has the right to examine the records of the Seller which pertain to Buyers transactions with Seller.

XXIV     LIMITATION OF LIABILITY

         Except as otherwise provided in this Agreement, neither party shall be liable for special, indirect, incidental, or consequential damages. The foregoing limitation shall not limit Seller's liability for any costs, expenses, and damages arising out of or in connection with claims brought by third-parties; Sellers unauthorized disclosure of Buyer's confidential information; or any indemnification (including Section X, Intellectual Property Indemnity) granted by Seller in connection with this Agreement.

XXV      GOOD (MATERIAL) RETURN/ SELLBACK

         A. During the Purchase Period of this Agreement, and any extension, Buyer may return unused Spares, and/or Repairs, and/or Expendables, and/or Exchanges purchased hereunder to Seller for credit or refund of purchase price, to be determined at time of incident. Buyer shall have the option of requesting credit or refund, no matter what method of payment is chosen, the basis of calculating such credit or refund shall be the original purchase cost incurred by Buyer, less a 15% restocking fee.

         B. Seller shall accept return of Spares, and/or Repairs, and/or Expendables, and/or Exchanges using its standard "return material authorization" process.

         C. If the Spares, and/or Repairs, and/or Expendables, and/or Exchanges Buyer desires to return to Seller are in any way determined to be in a "not new" but used condition, the value of such Spares, and/or Repairs, and/or Expendables, and/or Exchanges shall be determined by mutual agreement with Buyer.

         D. Buyer shall pay all shipping costs, including insurance and other related costs, to return such Spares, and/or Repairs, and/or Expendables, and/or Exchanges to Seller's designated receiving facility.

         E. Spares, and/or Repairs, and/or Expendables, and/or Exchanges returned under this Section shall be credited at fifteen percent (15%) of original purchase price, provided, such Spares, and/or Repairs, and/or Expendables, and/or Exchanges:

              1)  were purchased from Seller under this Agreement; and

              2)  are unused, and in their original containers or packaging; and
              3)  are in Seller's then current product line; and
              4)  are subject to Seller's quality inspection.

XXVI     QUARTERLY REPORTS

         Seller agrees on a quarterly basis to provide Buyer with a written report of purchases that shall contain the following data:

         1)   Part Number and revision level.
         2)   Quantity purchased.
         3)   Purchase Order number.
         4)   The Buyer's facility (from which purchase order was released).
         5)   Current Stocking levels.
         6) P1 Activity (Part Number, P.O. number, Facility) and shipment performance.
         7)   Total units shipped to date by purchase location/by product.
         8)   NPF (No Problem Found) data
         9)   NFF (No Failure Found) data

XXVII    PERIODIC AUDIT/EXAMINATION OF RECORDS

         A. The Buyer or its representative shall, until the termination of this Agreement or any extension thereof, have access to and the right to examine any of the Seller's directly pertinent books, documents, papers, or other records involving transactions related to this Agreement. In addition, the Buyer or its representative, during the time period referenced above, shall have the right to interim financial statements and can conduct an audit of the aforementioned financial statements.

         B. The Seller shall maintain and the Buyer or its representative shall have the right to examine and audit -- books, records, documents, and other evidence and accounting procedures and practices, regardless of form (e.g. data bases, applications software, data base management software, utilities, etc.) sufficient to reflect properly all costs, claimed to have been incurred or anticipated to be incurred in performing this contract.

         C. This right of examination shall include inspection at all reasonable times of the Sellers plants, facilities, or parts of them, engaged in performing the contract.

XXVIII   GENERAL

         A. This Agreement is the complete and entire understanding between the parties on this subject matter and supersedes all prior agreements, discussions, proposals, representations, statements, or understandings whether written or oral on this subject between them. The provisions of this Agreement may be amended or waived only by a writing executed by the authorized representatives of the parties hereto.

         B. In the event that either party to this Agreement shall, on any occasion, fail to perform any provision of this Agreement, and the other party does not enforce that provision, the failure to enforce shall not prevent enforcement of the provision on any other occasion.

         C. As used in this Agreement, except where otherwise noted, the term "days" shall mean business days.

         D. Seller, including its servants, agents, and employees, is an independent contractor and not an agent or employee of Buyer. Without limiting the generality of the foregoing, Seller is not authorized to represent or make any commitments on behalf of Buyer, and Buyer expressly disclaims any liability therefore.

         E. Supplemental terms are included in Attachments) - A through J, and are incorporated herein by reference.

         F. All rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singularly or concurrently. If any provision of this Agreement is held invalid by any law or regulation of any government or by any court, such invalidity shall not effect the enforceability of any other provisions hereof. This Agreement and any Purchase Orders issued hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement under seal as of the date(s) set forth below.

         Amcom Corporation                   Digital Equipment Corporation
                  (Seller)                                              (Buyer)

/s/ Del M. Johnson                          /s/ Duane J. Steil
-----------------------------               ------------------------------
                  (Signature)                                  (Signature)


_____________________________               DUANE J. STEIL/MCS CONTACTS MGR.
                 (Name/Title)

_______3/27/96_______________               _________3/12/96  _________________
                  (Date)                                               (Date)

                                 ATTACHMENT - A

                             PRODUCTS AND LEAD-TIME

1.       Products

The Material, Spares, and/or Repairs, and/or Expendables, and/or Exchanges available from Seller for purchases by Buyer under this Agreement shall include all products currently offered by Seller as well as any Material, Spares, and/or Repairs, and/or Expendables, and/or Exchanges added by mutual consent in the future.

2.       Lead Time

Delivery for Material, Spares, and/or Repairs, and/or Expendables, and/or Exchanges shall be as discussed and mutually agreed to by consenting business segments of both parties, including provisions for material delivery as incorporated in this Agreement.